                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to [Section]240.14a-11(c) or
    [Section]240.14a-12

                           Uno Restaurant Corporation
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                           UNO RESTAURANT CORPORATION

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
                    UNO RESTAURANT CORPORATION TO BE HELD ON
                               FEBRUARY 26, 1997

     The Annual Meeting of Stockholders of UNO RESTAURANT CORPORATION will be held on Wednesday, February 26, 1997 at 10:00 a.m., at Fleet National Bank, 8th Floor, Room F, 75 State Street, Boston, Massachusetts, for the following purposes:

          1. To elect three Class III directors to hold office until the 2000 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

          2. To consider and act upon a proposal to adopt the Uno Restaurant Corporation 1997 Employee Stock Option Plan.

          3. To consider and act upon any matters incidental to the foregoing purposes and any other matters which may properly come before the Meeting or any adjourned session thereof.

     The Board of Directors has fixed January 22, 1997 as the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting.

     You are cordially invited to attend the Meeting.

                                          By Order of the Board Of Directors

                                          JOHN O. CUNNINGHAM,
                                          Secretary

Boston, Massachusetts
January 30, 1997

                             YOUR VOTE IS IMPORTANT

     YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING FORM OF PROXY, SO THAT, IF YOU ARE UNABLE TO ATTEND THE MEETING, YOUR SHARES MAY NEVERTHELESS BE VOTED. HOWEVER, THE PROXY IS REVOCABLE AS DESCRIBED IN THE PROXY STATEMENT.

                           UNO RESTAURANT CORPORATION

                                PROXY STATEMENT

               FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                              ON FEBRUARY 26, 1997

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Uno Restaurant Corporation, a Delaware corporation with its principal executive offices at 100 Charles Park Road, West Roxbury, Massachusetts 02132 (referred to hereinafter as the "Company"), for use at the Annual Meeting of Stockholders to be held on February 26, 1997, and at any adjournment or adjournments thereof (the "Meeting"). The enclosed proxy relating to the Meeting is solicited on behalf of the Board of Directors of the Company and the cost of such solicitation will be borne by the Company. It is expected that this proxy statement and the accompanying proxy will be mailed to stockholders on or about January 30, 1997. Certain of the officers and regular employees of the Company may solicit proxies by correspondence, telephone or in person, without extra compensation. The Company may also pay to banks, brokers, nominees and certain other fiduciaries their reasonable expenses incurred in forwarding proxy material to the beneficial owners of securities held by them.

     Only stockholders of record at the close of business on January 22, 1997 will be entitled to receive notice of, and to vote at, the Meeting. As of that date, there were outstanding and entitled to vote 12,215,438 shares of Common Stock, $.01 par value, of the Company (the "Common Stock"). Each such stockholder is entitled to one vote for each share of Common Stock so held and may vote such shares either in person or by proxy.

     The enclosed proxy, if executed and returned, will be voted as directed on the proxy or, in the absence of such direction, for the election of the nominees as directors and for the proposal to adopt the Company's 1997 Employee Stock Option Plan. If any other matters shall properly come before the Meeting, the enclosed proxy will be voted by the proxies in accordance with their best judgment. The proxy may be revoked at any time prior to exercise by filing with the Secretary of the Company a written revocation, by executing a proxy with a later date, or by attending and voting at the Meeting.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     At the Meeting, three Class III directors are to be elected to serve until the 2000 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

     The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes. At each Annual Meeting of Stockholders following the initial classification, the directors elected to succeed those whose terms expire shall be identified as being the same class as the directors they succeed and shall be elected to hold office for a term to expire at the third Annual Meeting of Stockholders after their election, and until their respective successors are duly elected and qualified, unless an adjustment in the term to which an individual director shall be elected is made because of a change in the number of directors.

     The Restated Certificate of Incorporation sets the initial number of directors at seven and authorizes the Board of Directors and the stockholders to change the number from time to time. The terms of Aaron D. Spencer, Stephen J. Sweeney and James F. Carlin expire at the Meeting. Mr. Spencer, Mr. Sweeney and

Mr. Carlin have each been renominated for election as a Class III director, each to hold office until the 2000 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

     It is the intention of the persons named as proxies to vote for the election of Mr. Spencer, Mr. Sweeney and Mr. Carlin as Class III directors. In the unanticipated event that the nominees should be unable to serve, the persons named as proxies will vote the proxy for such substitutes, if any, as the present Board of Directors may designate or to reduce the number of directors. The nominees have not been nominated pursuant to any arrangement or understanding with any person.

     The following table sets forth certain information with respect to the nominees and each of the directors whose term extends beyond the Meeting, including the year in which the nominees' terms would expire, if elected. When used below, positions held with the Company include positions held with the Company's predecessors and subsidiaries.

                                                                                        YEAR TERM
                                                                                         EXPIRES,
                                                                            DIRECTOR    IF ELECTED,
      NAME                             AGE       PRINCIPAL OCCUPATION        SINCE       AND CLASS
      ----                             ---       --------------------       --------    -----------
Aaron D. Spencer*....................  65      Chairman and Director of       1979            2000
                                               the Company                               Class III

Stephen J. Sweeney*..................  67      Former Chairman of the         1991            2000
                                               Board of Boston Edison                    Class III
                                               Company

James F. Carlin*.....................  56      Chairman of the                1996            2000
                                               Massachusetts Board of                    Class III
                                               Higher Education

S. James Coppersmith.................  63      Former President and           1989            1998
                                               General Manager, WCVB-TV,                   Class I
                                               Boston, MA

John T. Gerlach......................  64      Director of the Graduate       1987            1998
                                               Business Program and                        Class I
                                               Director of the Center
                                               for Policy Issues, Sacred
                                               Heart University

Craig S. Miller......................  47      President, Chief               1985            1999
                                               Executive Officer, Chief                   Class II
                                               Operating Officer and
                                               Director of the Company

Robert M. Brown......................  49      Treasurer, Senior Vice         1987            1999
                                               President -- Finance,                      Class II
                                               Chief Financial Officer
                                               and Director of the
                                               Company

---------------
* Nominees for Class III directors.

     Mr. Spencer, the founder of the Company, has been Chairman of the Company since 1986 and previously served as the Company's Chief Executive Officer until September 30, 1996 and as the Company's President until 1986. Mr. Spencer has 31 years of experience in the restaurant industry and was the founder and owner of the predecessor of the Company which operated a chain of 24 Kentucky Fried Chicken franchised restaurants at the time the restaurants were sold.

     Mr. Sweeney was chairman of the board of Boston Edison Company from 1986 to 1992. He was chief executive officer of Boston Edison Company from 1984 to 1990 and president of Boston Edison Company from 1983 to 1987. Mr. Sweeney is a director of the Boston Edison Company, Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company, Liberty Financial Services, the Boston Stock Exchange Incorporated and Microscript, Inc.

     Mr. Carlin has been the Chairman of the Massachusetts Board of Higher Education since 1995. He has been the Chairman and Chief Executive Officer of Carlin Consolidated, Inc. since 1966. He was also the Receiver for the City of Chelsea, Massachusetts from 1991 to 1992. Mr. Carlin is a Director of Health Plan Services, Inc., a Trustee of the Massachusetts Health and Education Tax Exempt Trust, and a Trustee or Director of 33 funds managed by John Hancock Mutual Life Insurance Company. He is also a director of Alpha Analytical, Inc., Carlin Insurance Agency, Inc. and the Arbella Mutual Insurance Company.

     Mr. Coppersmith was president and general manager of WCVB-TV, a division of The Hearst Corporation, in Boston from September 1990 until his retirement in June 1994. From 1982 to 1990, Mr. Coppersmith was vice president and general manager of WCVB-TV. From 1981 to 1982, he served as president of the Television Division of Hubbard Broadcasting Inc., as general manager of its Tampa/St. Petersburg station, WTOG television, and as president of F&F Productions, a subsidiary of Hubbard Broadcasting Inc. From 1977 to 1981, Mr. Coppersmith was vice president and general manager of WNEW-TV, Metromedia in New York. Mr. Coppersmith has worked in the television broadcasting field since 1965. He is presently a director of Waban, Inc., All-Comm Media Corporation, Chyron Corporation and The Kushner-Locke Company and trustee of a number of investment companies for which Sun American Asset Management Corp. is the investment adviser. He is also chairman of the board of trustees of Emerson College and a member of the board of governors of the Boston Stock Exchange Incorporated.

     Mr. Gerlach has been the director of the Graduate Business Program of Sacred Heart University since July 1992. He also has been the director of the Center for Policy Issues of Sacred Heart University since January 1990. From 1988 to 1990, he was an adjunct professor of finance in the Graduate School of Business at Drexel University. From 1986 to 1988, he was associate director of Bear, Stearns & Co. From 1985 to 1986, he was a consultant for The Horn & Hardart Co., and from 1982 to 1985, he was the president and chief operating officer of The Horn & Hardart Co. Prior to that time, he was a vice president of General Mills Inc. He is presently a director of American Woodmark Corp. and Security American Financial Enterprises, Inc.

     Mr. Miller has been President and Chief Operating Officer since 1986. He became Chief Executive Officer on September 30, 1996. From 1984 to 1986, he served as a Vice President and then Executive Vice President of the Company. Prior to joining the Company, he spent 11 years with the General Mills Inc. restaurant subsidiary, including four years in various executive capacities with Casa Gallardo Mexican restaurants and six years with the Red Lobster restaurant chain. Mr. Miller has a total of 29 years of experience in the restaurant industry.

     Mr. Brown has been Senior Vice President-Finance since 1988 and has served as Chief Financial Officer and Treasurer since 1987. From 1987 to 1988, he served as Vice President-Finance of the Company. From 1984 to 1987, he served as vice president, treasurer and chief financial officer of the waste management subsidiary of Genstar Corporation, and was employed by SCA Services, Inc. from 1980 to 1984, most recently as assistant controller. He is a certified public accountant and has worked in accounting and finance since 1969.

MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company held five meetings during the fiscal year ended September 29, 1996. Each current director attended at least 75% of the aggregate number of all meetings of the Board of Directors and committees of which he was a member during such fiscal year.

     The Board of Directors has an Audit Committee, currently comprised of Messrs. Coppersmith, Gerlach, Carlin and Sweeney, which met twice during fiscal year 1996. The functions performed by this Committee include recommending to the Board of Directors the engagement of the independent auditors, reviewing the scope of internal controls and the results of internal audit activities, and reviewing the implementation by management of recommendations made by the independent auditors.

     The Board of Directors also has a Compensation Committee, currently comprised of Messrs. Coppersmith, Gerlach, Carlin and Sweeney. The Compensation Committee met twice during fiscal year 1996. The functions of the Compensation Committee include making recommendations to the Board of Directors concerning salaries, incentive plans, benefits and overall compensation.

     The Board of Directors also has an Executive Committee, currently comprised of Messrs. Gerlach, Miller and Spencer. The Executive Committee was formed after the end of fiscal year 1996. The Executive Committee is responsible for reviewing and recommending to the Board of Directors for approval major business decisions, including capital and operating budgets, strategic plans, financing proposals, executive officer changes and composition of the Board of Directors. The Executive Committee plans to meet twice each quarter.

     The Board of Directors does not have a nominating committee. Changes in directors are considered by the whole Board of Directors, based on recommendations of the Executive Committee.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

     The following table sets forth certain information as of November 30, 1996 concerning the beneficial ownership of Common Stock by each director, each nominee for director, each named executive officer in the Summary Compensation Table under "Executive Compensation," below, all executive officers and directors as a group, and each person known by the Company to be the beneficial owner of 5% or more of the Company's Common Stock. This information is based upon information received from or on behalf of the named individuals.

                                                                    SHARES OF
                                                                   COMMON STOCK
                                                                   BENEFICIALLY     PERCENT
                                NAME                                 OWNED(1)       OF CLASS
                                ----                               ------------     --------
    Robert M. Brown(2)(3)(4)(5)..................................       43,888           *
    James F. Carlin(2)(6)........................................       10,750           *
    S. James Coppersmith(2)......................................       24,155           *
    Alan M. Fox(2)(4)(5).........................................       71,859           *
    John T. Gerlach(2)...........................................       18,711           *
    Damon M. Liever (2)(4)(5)(7).................................       19,257           *
    Craig S. Miller(2)(4)(5)(7)(8)...............................      308,298         2.5%
    Aaron D. Spencer(2)(4)(9)(10)................................    2,156,391        17.6%
    Stephen J. Sweeney(2)........................................       19,066           *
    Uno Associates(10)...........................................    4,192,707        34.3%
    Executive Officers and Directors as a Group (12
      Persons)(11)...............................................    6,959,876        55.0%

---------------
  *  Represents less than 1%.

 (1) Unless otherwise noted, the beneficial owners listed have sole voting and investment power over the shares listed.

 (2) Includes the following shares subject to currently exercisable options: Mr. Brown -- 36,202; Mr. Carlin -- 6,250; Mr. Coppersmith -- 16,677; Mr.
     Fox -- 46,584; Mr. Gerlach -- 10,723; Mr. Liever -- 12,325; Mr.
     Miller -- 164,750; Mr. Spencer -- 71,000; Mr. Sweeney -- 13,191.

 (3) Includes 1,625 shares held by Mr. Brown's spouse.

 (4) Includes the following shares held in participant accounts under the employee stock ownership provision of the Employee Stock Ownership Plan:
     Mr. Brown -- 845; Mr. Fox -- 555; Mr. Liever -- 104; Mr. Miller -- 1,503;
     Mr. Spencer -- 829.

 (5) Includes the following shares held in participant accounts under the 401(k) savings provision of the Employee Stock Ownership Plan: Mr. Brown -- 216; Mr. Fox -- 220; Mr. Liever -- 203; and Mr. Miller -- 248.

 (6) Includes 2,500 shares held in a keogh plan and 2,000 shares held in a family trust.

 (7) Includes the following shares held in deferred compensation accounts: Mr. Miller -- 10,000; Mr. Liever -- 2,000.

 (8) Includes 9,375 shares held by a trust created by Mr. Miller.

 (9) Includes 176,562 shares held by a charitable foundation of which Mr. Spencer is a trustee.

(10) Uno Associates is a partnership owned 80% by Mr. Spencer and 10% each by his two adult children, Lisa S. Cohen and Mark Spencer. Mr. Spencer is deemed to be the beneficial owner of all of the shares held by Uno Associates, and as a result is deemed to be the beneficial owner of an aggregate of 6,349,098 shares, including exercisable stock options (51.7% of the outstanding shares). The mailing address of Uno Associates and Mr. Spencer is 100 Charles Park Road, West Roxbury, Massachusetts 02132.

(11) Includes all shares beneficially owned by the executive officers and directors named and as described above, 12,795 shares beneficially owned and 79,518 shares subject to currently exercisable options, held by three executive officers not specifically named above, and an aggregate of 1,544 shares held in participant accounts under the 401(k) savings and employee stock ownership provisions of the Employee Stock Ownership Plan for two executive officers not specifically named above, and 937 shares held in deferred compensation accounts for two executive officers not specifically named above.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth the compensation of each of the Chief Executive Officer and the four most highly-compensated executive officers of the Company whose annual salary and bonus, if any, exceeded $100,000 for services in all capacities to the Company during the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG TERM
                                                                        COMPENSATION
                                               ANNUAL COMPENSATION         AWARDS
                                   FISCAL      --------------------     ------------      ALL OTHER
            NAME AND                YEAR        SALARY       BONUS        OPTIONS        COMPENSATION
       PRINCIPAL POSITION           ENDED        ($)          ($)          (#)(1)           ($)(2)
       ------------------          -------     --------     -------     ------------     ------------
Aaron D. Spencer.................  9/29/96     $250,000     $68,900             0           $  533
Chairman, Chief Executive          10/1/95      240,000      28,800        17,500              599
Officer and Director               10/2/94      225,000      81,675        30,000              909

Craig S. Miller..................  9/29/96     $250,000     $68,900        20,000           $1,508
President, Chief Operating         10/1/95      240,000      28,800        17,500            1,382
Officer and Director               10/2/94      225,000      81,675        30,000            3,906

Robert M. Brown..................  9/29/96     $145,000     $28,548         6,750           $1,736
Treasurer, Senior Vice             10/1/95      137,500      15,125         8,500            1,350
President -- Finance, Chief        10/2/94      130,000      42,900         5,000            2,301
Financial Officer and Director

Damon M. Liever..................  9/29/96     $145,000     $30,180         6,750           $1,644
Senior Vice President --           10/1/95      125,721      13,829         8,500            1,583
Marketing & New Business           10/2/94      105,385      40,572        12,500              193
Development

Alan M. Fox......................  9/29/96     $145,000     $28,004         6,750           $1,434
Senior Vice President --           10/1/95      137,500      16,500         8,500            1,405
Purchasing                         10/2/94      130,000      35,750         5,000            2,207
President -- Uno Foods Inc.

---------------
(1) Consisting of options granted under the Uno Restaurant Corporation 1987 Employee Stock Option Plan.

(2) Consisting solely of benefits under the Company's 401(k) savings provision and the employee stock ownership provision of the Company's Employee Stock Ownership Plan (the "ESOP"). The ESOP is designed to invest Company contributions in shares of Common Stock. Such shares are entitled to receive dividends if and when declared. The Company's contributions to a participant's account are subject to a vesting schedule providing, in general, for no vesting before three years of service and 20% vesting for each additional year of service (100% vesting after seven years of service, although there is an accelerated six year vesting schedule under certain circumstances). As of October 1, 1996, the number and value of shares allocated to the accounts of the executive officers listed in the table above were as follows: Mr. Spencer -- 829 shares ($5,596), Mr.
    Miller -- 1,751 shares ($11,817), Mr. Brown -- 1,061 shares ($7,162), Mr.
    Liever -- 306 shares ($2,069) and Mr. Fox -- 775 shares ($5,232) (based upon the closing sale price of the Common Stock on the New York Stock Exchange on September 27, 1996).

                       OPTION GRANTS IN LAST FISCAL YEAR



                                             INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                                         -------------------------                      VALUE AT ASSUMED
                                          % OF TOTAL                                  ANNUAL RATES OF STOCK
                                           OPTIONS        EXERCISE                    PRICE APPRECIATION FOR
                             OPTIONS      GRANTED TO      OR BASE                         OPTION TERM(2)
                             GRANTED     EMPLOYEES IN      PRICE       EXPIRATION     ----------------------
        NAME                 (#)(1)      FISCAL YEAR       ($/SH)         DATE         5%($)         10%($)
        ----                 -------     ------------     --------     ----------     -------       --------
Aaron D. Spencer...........        0          --                --            --           --             --
Craig S. Miller............   20,000         6.8%           $6.375       8/27/06      $80,184       $203,202
Robert M. Brown............    6,750         2.3%           $6.375       8/27/06      $27,062       $ 68,581
Damon M. Liever............    6,750         2.3%           $6.375       8/27/06      $27,062       $ 68,581
Alan M. Fox................    6,750         2.3%           $6.375       8/27/06      $27,062       $ 68,581

---------------
(1) The options were granted under the 1987 Employee Stock Option Plan, and are subject to a vesting schedule pursuant to which, in general, the options become exercisable at a rate of 20% per year commencing one year after the date of grant, provided the holder of the option remains employed by the Company. Options may not be exercised beyond three months after the holder ceases to be employed by the Company, except in the event of termination by reason of death or permanent disability, in which event the option may be exercised for up to one year following termination.

(2) The assumed rates are compounded annually for the full term of the options.

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                                                            VALUE OF
                                                                         NUMBER OF         UNEXERCISED
                                                                        UNEXERCISED       IN-THE-MONEY
                                                                        OPTIONS AT         OPTIONS AT
                                                                          9/29/96          9/29/96(2)
                                                                       --------------    ---------------
                               SHARES ACQUIRED                         EXERCISABLE/       EXERCISABLE/
                                 ON EXERCISE       VALUE REALIZED      UNEXERCISABLE      UNEXERCISABLE
        NAME                       (#)(1)              ($)(1)               (#)                ($)
        ----                   ---------------     --------------      --------------    ---------------
Aaron D. Spencer.............        --                  --             71,000/59,000    $31,688/$11,438
Craig S. Miller..............        --                  --            164,750/79,000    $31,688/$11,438
Robert M. Brown..............        --                  --             44,202/24,175    $ 55,868/$3,578
Damon M. Liever..............        --                  --             12,325/24,800    $  2,484/$1,656
Alan M. Fox..................        --                  --             46,584/26,675    $ 31,188/$4,766

---------------
(1) None of the named executive officers exercised any stock options during the fiscal year ended September 29, 1996.

(2) Based upon the closing sale price of the Common Stock on September 27, 1996 on the New York Stock Exchange, minus the respective option exercise price.

    Change in Control Protection Agreements. The Compensation Committee determined and the Board of Directors of the Company affirmed that it is in the best interests of the Company's stockholders, employees and customers to assure continuity of management of the Company's administration and operations in the event of a change in control of the Company. Therefore, the Company has entered into Change in Control Protection Agreements with each of its officers that provide, in general, for specified severance payments in the event that an officer of the Company is terminated, other than for cause, within two years of a change in control.

     A Change in Control will be deemed to have occurred, among other reasons, if: the beneficial ownership interest of Aaron D. Spencer, Chairman of the Company, is reduced to less than 15% of the outstanding shares of Common Stock; another "person" becomes the beneficial owner of 35% or more of the Common Stock; a majority of the Board of Directors is replaced within a period of two years; or a sale of all, or substantially all, of the Company's assets occurs.

     The Change in Control Protection Agreements provide for severance payments that are, in general, the equivalent of salary and benefits for periods ranging from between 12 and 24 months. Pursuant to the Change in Control Protection Agreements, of the executive officers included in the Summary Compensation Table, Mr. Spencer and Mr. Miller would be entitled to severance payments equal to 24 months of salary and benefits, and Mr. Brown, Mr. Liever and Mr. Fox would be entitled to severance payments equal to 18 months of salary and benefits.

     See also, "Compensation of Directors -- Indemnification Agreements."

COMPENSATION OF DIRECTORS

     Messrs. Carlin, Coppersmith, Gerlach and Sweeney, members of the Board of Directors who are not employees of the Company, received an annual fee of $7,500 for the fiscal year ended September 29, 1996. In addition, these nonemployee directors received the following fees for each meeting attended during the fiscal year: $1,000 for each Board of Directors meeting, $500 for each committee meeting and $500 for the committee chairman for each committee meeting. They were also reimbursed for expenses incurred in attending such meetings.

     Members of the Board of Directors who are not employees of the Company participate in a retirement plan for nonemployee directors that provides for the payment annually, upon retirement, of the annual fee then paid to active nonemployee directors. This annual retirement payment will continue for the same number of years as the director served as a nonemployee director.

     Indemnification Agreements. The Company has entered into indemnification agreements with each of its directors and anticipates that it will enter into similar agreements with any future directors. The Company has also entered into similar agreements with certain of the Company's officers who are not also directors. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification of directors and officers.

     The indemnification agreements provide that the Company will pay certain amounts incurred by a director or officer in connection with any civil or criminal action or proceeding and specifically including actions by or in the name of the Company (derivative suits) where the individual's involvement is by reason of the fact that he is or was a director or officer. Such amounts include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, a director or officer will not receive indemnification if he is found not to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

     The 1989 and 1993 Nonqualified Stock Option Plans for Nonemployee Directors. The Company has a 1989 Nonqualified Stock Option Plan for Nonemployee Directors (the "1989 Directors Plan") and a 1993 Nonqualified Stock Option Plan for Nonemployee Directors (the "1993 Directors Plan"). The 1989 Directors Plan and the 1993 Directors Plan are referred to collectively as the "Directors Plans."

     Options may be granted under the Directors Plans only to directors of the Company who are not also employees of the Company. Currently, the nonemployee directors of the Company are Messrs. Carlin, Coppersmith, Gerlach and Sweeney.

     Pursuant to the 1989 Directors Plan, each year, immediately following the Company's Annual Meeting of Stockholders, each then nonemployee director is granted an option to acquire 1,156 shares of Common Stock. During the fiscal year ended September 29, 1996, under the 1989 Directors Plan, the Company granted options to purchase 1,156 shares of Common Stock at an exercise price of $7.25 per share to each of Messrs. Coppersmith, Gerlach and Sweeney. After the Meeting this year, the Company will grant options to purchase 1,156 shares of Common Stock to each of Messrs. Carlin, Coppersmith, Gerlach and Sweeney. As of November 30, 1996, options to purchase 32,329 shares of Common Stock (net of options to purchase 782 shares which had been canceled) had been granted under the 1989 Directors Plan, and 6,734 shares of Common Stock were available for issuance upon exercise of options not yet granted under the 1989 Directors Plan.

     Pursuant to the 1993 Directors Plan, each nonemployee director was granted an option to acquire 6,250 shares of Common Stock as of the date of adoption of the 1993 Directors Plan. Subsequent to the date of adoption, an option to acquire 6,250 shares of Common Stock will be granted to each nonemployee director immediately following the Company's Annual Meeting of stockholders at which such nonemployee director is first elected by the stockholders.

     During the fiscal year ended September 29, 1996, 6,250 options were granted to Mr. Carlin under the 1993 Directors Plan. As of November 30, 1996, options to purchase 31,250 shares of Common Stock had been granted under the 1993 Directors Plan, and 31,250 shares of Common Stock were available for issuance upon exercise of options not yet granted under the 1993 Directors Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors is comprised of S. James Coppersmith, James F. Carlin, John T. Gerlach and Stephen J. Sweeney. No member of the Compensation Committee is a former or current officer or employee of the Company. However, Mr. Coppersmith is a stockholder in a corporation that owns a franchised Pizzeria Uno Restaurant in Las Vegas, Nevada and Mr. Carlin controls an insurance agency which provides insurance brokerage services to the Company. See "Certain Relationships and Related Transactions." In addition, although Mr. Spencer and Mr. Miller are not members of the Compensation Committee, they serve as administrators of and are eligible to participate in the Company's Management Bonus Plan. Bonuses under the Management Bonus Plan awarded to Mr. Spencer and Mr. Miller are reviewed and approved by the Compensation Committee. See "Compensation Committee Report."

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors is comprised solely of nonemployee directors. The Compensation Committee is responsible for developing and making recommendations to the Company with respect to executive officer compensation policies addressing such matters as salaries, incentive plans, benefits and overall compensation. The Compensation Committee determines the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company.

     The objectives of the Compensation Committee in determining the type and amount of executive officer compensation are to provide a level of base compensation which allows the Company to attract and retain superior talent. The Compensation Committee endeavors to align the executive officer's interests with the success of the Company through the payment of a bonus based upon Company performance and participation in stock option and other stock ownership plans which provide the executive officer with the opportunity to build a substantial ownership interest in the Company.

     The compensation of an executive officer of the Company includes cash compensation, consisting of a base salary plus performance bonus, long-term incentive compensation in the form of stock options and participation in a 401(k) savings and employee stock ownership plan, and participation in various benefit plans generally available to employees of the Company.

     Cash Compensation. Cash compensation consists of a base salary plus an annual performance bonus under the Management Bonus Plan (the "Bonus Plan"). In determining base salary, the Compensation Committee reviewed national and regional compensation information for executives in the restaurant industry reported in various sources, including the 1995 Chain Restaurant Compensation Association Survey prepared by Towers, Perrin, Forster & Crosby, Inc. (the "Towers Perrin Survey"), a multiple regression analysis of compensation information for the executive positions of 63 companies, representing 98 dining concepts. The Compensation Committee also considered the individual experience and performance of each executive officer. The Compensation Committee sets base salaries at a level which is competitive with similarly situated corporations.

     The key management level employees, including executive officers, are eligible to participate in the Bonus Plan. The Bonus Plan is administered by Messrs. Spencer and Miller, although bonuses granted to Messrs. Spencer and Miller are reviewed and approved by the Compensation Committee. The purpose of the Bonus Plan is to align more closely the interests of the participating employees with the financial success of the Company and to reward individual performance contributing to such success. Under the Bonus Plan, each eligible employee is assigned a percentage bonus factor ranging from 10% to 30%. Individual employee and Company goals are established each year. At the end of each year, each participating employee is rated against the employee's individual and Company goals on a scale of 0 to 1.5. That rating is multiplied by the employee's percentage bonus factor which in turn is multiplied by the employee's salary to determine the employee's potential bonus. However, bonuses are paid to employees only if the Company's earnings performance during the year exceeds a certain threshold as specified by the Compensation Committee. During the fiscal year ended September 29, 1996, the Company paid an aggregate of $459,556 in bonuses under the Bonus Plan, including a total of $282,131 to all executive officers as a group. Of those executive officers named in the table above, Messrs. Spencer, Miller, Brown, Liever and Fox received bonuses of $68,900, $68,900, $28,548, $30,180 and $28,004, respectively.

     The Compensation Committee determined and the Board of Directors of the Company affirmed that it is in the best interests of the Company's stockholders, employees and customers to assure continuity of management of the Company's administration and operations in the event of a change in control of the Company. Therefore, the Company has entered into Change in Control Protection Agreements with each of its officers that provide, in general, for specified severance payments in the event that an officer of the Company is terminated, other than for cause, within two years of a change in control. See also, "Executive Compensation -- Change in Control Protection Agreements."

     Long-Term Incentive Compensation. The executive officers, as well as all salaried employees, of the Company are also eligible to participate in the Uno Restaurant Corporation 1987 Employee Stock Option Plan (the "Employee Stock Option Plan") and the ESOP.

     The purpose of the Employee Stock Option Plan is to provide increased incentives to salaried employees, to encourage new employees to become affiliated with the Company and to associate more closely the interests of such persons with those of the Company. The Employee Stock Option Plan is administered by a Stock Option Committee consisting of John T. Gerlach and Stephen J. Sweeney. The Stock Option Committee has the authority to determine the individuals to whom stock options are awarded, the terms upon which option grants shall be made and the number of shares subject to each option, all subject to the terms and the conditions of the Employee Stock Option Plan.

     For each executive officer, including Mr. Spencer, the Stock Option Committee considered the financial performance of the Company and the individual performance of each executive officer in determining the number of options to be granted. During the fiscal year ended September 29, 1996, the Company granted options to purchase 0 shares, 20,000 shares, 6,750 shares, 6,750 shares and 6,750 shares to Mr. Spencer, Mr. Miller, Mr. Brown, Mr. Liever and Mr. Fox, respectively.

     The Employee Stock Option Plan will expire in March 1997. The Compensation Committee intends to replace the Employee Stock Option Plan with the 1997 Employee Stock Option Plan which is the subject of "Proposal No. 2 -- To Adopt the Company's 1997 Employee Stock Option Plan," below.

     The executive officers also participate in the ESOP, which is funded by Company contributions pursuant to the employee stock ownership provision of the ESOP, as well as by voluntary contributions by employees and matching contributions by the Company pursuant to the 401(k) savings provision of the ESOP. The Company's matching contributions under the 401(k) savings provision are based upon 25% of the first 2% of compensation, and 10% of the next 4% of compensation contributed by employees. Employees may contribute up to 15% of compensation per year, subject to a maximum dollar limit. All Company contributions to the ESOP are intended to be held in the ESOP in the form of Common Stock. Employee contributions to the ESOP are invested at the direction of employees from among five investment funds made available by the ESOP. Each year the Company's Board of Directors determines the amount, if any, that the Company will contribute pursuant to the employee stock ownership provision and the 401(k) savings provision of the ESOP for that plan year. As a result of the Company's financial performance for the fiscal year ended September 29, 1996, the Company contributed $75,000 pursuant to the employee stock ownership provision of the ESOP. The Company also contributed $85,564 pursuant to the 401(k) savings provision of the ESOP during the fiscal year ended September 29, 1996. Contributions pursuant to the employee stock ownership provision of the ESOP, plus any forfeitures arising from the termination of employees whose accounts were not fully vested, will be allocated among those participants who
(i) completed a year of service that year and are employed on the last day of the year or (ii) retired, died or became disabled that year. Allocations are made pro rata on the basis of annual compensation, excluding compensation in excess of $150,000 and compensation received before joining the ESOP.

     The ESOP is designed to invest in shares of the Company's Common Stock. Participants are entitled to direct the voting of all such shares allocated to their accounts. Benefits will normally be distributed in a lump sum consisting of shares of Common Stock, plus cash representing any fractional shares. Participants receive their benefits when they retire, become disabled, die or terminate service. If participants terminate employment for reasons other than death, disability or retirement, they are entitled to receive only the vested portion of their accrued benefit.

     The assets of the ESOP were most recently allocated to the accounts of all employees, including executive officers, as of September 30, 1996. At that time, $6,457, $10,525, $6,061, $1,022 and $4,090 had been allocated to the accounts of Mr. Spencer, Mr. Miller, Mr. Brown, Mr. Liever and Mr. Fox, respectively.

     The stock ownership afforded under the Employee Stock Option Plan and the ESOP allows executive officers to acquire a significant, long-term stock ownership position in the Company which serves to align the executives' interests with stockholders' interests.

     Other Compensation. The Company provides certain other benefits, such as health insurance, to the executive officers that are generally available to Company employees. In addition, officers of the Company (including the named executive officers) are eligible to participate in a deferred compensation plan, to receive supplemental health insurance coverage and an automobile allowance. For the fiscal year ended September 29, 1996, the amount of additional benefits to each of the named executive officers of the Company did not exceed 10% of the total of annual salary and bonus for each named executive officer.

     Chief Executive Officer Compensation. The base salary for Mr. Spencer, Chief Executive Officer, for the fiscal year ended September 29, 1996 was $250,000, compared to $240,000 for the fiscal year ended

October 1, 1995 and $225,000 for the fiscal year ended October 1, 1994. Mr. Spencer's salary was determined based upon a review of compensation data from several surveys, data from selected peer companies and a review of Mr. Spencer's past and expected future contributions to the Company. Based on the Towers Perrin Survey referred to above, Mr. Spencer's total cash compensation is in the middle range of executives of those restaurant companies which were the subject of the survey. Mr. Miller became Chief Executive Officer on September 30, 1996.

     As a result of the Company's financial performance, Mr. Spencer received a bonus of $68,900 under the Bonus Plan for the fiscal year ended September 29, 1996.

                                          Compensation Committee

                                          John T. Gerlach
                                          James F. Carlin
                                          S. James Coppersmith
                                          Stephen J. Sweeney

PERFORMANCE GRAPH

     The following graph compares the yearly change in the Company's cumulative total shareholder return with the cumulative total return on the Standard & Poor's 500 Stock Index and the Standard & Poor's Restaurant Index for fiscal years ended September 27, 1992, October 3, 1993, October 2, 1994, October 1, 1995 and September 29, 1996 based upon the market price of the Common Stock.

        Measurement Period            UNO Restaurant
      (Fiscal Year Covered)            Corporation          S & P 500       S & P Restaurants
               9/91                        100                 100                 100
               9/92                         54                 111                 126
               9/93                         77                 125                 149
               9/94                        111                 130                 148
               9/95                         90                 169                 212
               9/96                         70                 203                 253

     The Performance Graph assumes the investment of $100 on September 29, 1991 in the Company's Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's Restaurant Index, and the reinvestment of any and all dividends.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Leases. The Company's executive offices are located in two adjacent buildings in West Roxbury, Massachusetts. The first, a three-story building owned by Aaron D. Spencer, Chairman of the Company, is leased to the Company pursuant to a five-year lease, commencing on March 30, 1987, with options to renew for two additional five-year terms. Rent during the initial term of the lease was $30,000 per year. Currently, the first of two five-year options has been exercised at a rate of $36,000 per year. During the final option period, rent will be equal to fair market value rent, but may not be less than the rent under the lease during the immediately preceding term. The value of any leasehold improvements made by the Company will not be considered in determining fair market value rent. The Company has added a third floor to the building. The Company is responsible for all taxes, utilities, insurance, maintenance and repairs. The adjacent facility, a two-story building owned by Mr. Spencer's children, is also leased to the Company pursuant to a 15 year lease commencing on February 1, 1990, with options to renew for three additional five-year periods. Rent during the initial five-year period of the lease is $106,800 per year, increasing to $128,160 per year for the next five years, and to $153,792 per year for the final five years of the initial term of the lease. The Company is responsible for all taxes, utilities, insurance, maintenance and repairs. Rent during any option term will be 120% of the rent for the prior term of the lease. Management believes that the terms of the leases for the two offices are as favorable as otherwise available in the real estate market. With the two buildings, the executive offices currently consist of approximately 25,000 square feet and house the Company's executive, administrative and clerical offices.

     One of the Company-owned restaurants in Boston, Massachusetts is located on the first floor of a six-story office building owned by Mr. Spencer. Mr. Spencer has leased the entire building to the Company pursuant to a five-year lease, ending on March 29, 1997, at a rent of $162,000 per year. The rent will be increased by 12% of the cost of any improvements to the building made by Mr. Spencer. The Company is responsible for all taxes, utilities, insurance, maintenance and repairs. The lease may be terminated by either the Company or Mr. Spencer upon six months prior notice. If Mr. Spencer or the Company terminates the lease, a new lease between the Company and Mr. Spencer relating only to the restaurant space of the building will become effective immediately. The new lease will have a five-year term with two five-year renewal options. Rent under the new lease will be 6.5% of total restaurant revenues but with a minimum rent, determined by independent appraisal, equal to the fair market value rent at the time the new lease becomes effective. The Company currently sublets all but the restaurant space at rents which aggregate more than the $162,000 annual rent that it is obligated to pay Mr. Spencer. Management believes that the terms of both the existing lease and the new lease which will become effective upon termination of the existing lease are as favorable as those otherwise available in the real estate market. The Company is currently negotiating a renewal of this lease.

     Other Matters. A corporation, wholly-owned by Craig S. Miller ("Mr. Miller"), President and Chief Executive Officer of the Company, and his brother, owns two franchised Pizzeria Uno restaurants in San Diego, California and a third franchised unit in Los Angeles, California under the Company's standard unit franchise agreements. Mr. Miller's brother franchised a fourth Pizzeria Uno restaurant in 1995 through a separate corporation in which Mr. Miller does not hold an ownership interest. The restaurants are being operated by Mr. Miller's brother and Mr. Miller is not involved in the daily operations of the restaurants. The Board of Directors has determined that the franchise agreements are as favorable as otherwise available from nonaffiliated franchisees. As a result of the earthquake in the Los Angeles area in 1994, the franchised restaurant in Los Angeles operated at below its break-even level until July, 1995 because the mall in which the restaurant is located was damaged severely. The restaurant was closed for several weeks after the earthquake before it reopened. The mall, however, did not reopen until July, 1995. Consistent with Company practice, the Company waived the required minimum royalty for the months of January, February and March 1994. From

April, 1994 until November, 1994, the Company accepted the required minimum royalty of $1,000 per month. From December, 1994 until the mall reopened in July, 1995, the franchisee paid royalties equal to two percent (2%) of sales. This royalty rate was equal to one-half the royalty rate stated in the unit franchise agreement. The franchisee resumed a normal royalty payment rate in July, 1995. From January, 1994 through June, 1995, the Company waived an aggregate of $38,000 in royalties.

     Nevada Pizza Company Inc. owns a franchised Pizzeria Uno restaurant in Las Vegas, Nevada under the Company's standard unit franchise agreement. S. James Coppersmith, a director of the Company, owns one-third of the outstanding capital stock of Nevada Pizza Company Inc. Mr. Coppersmith is one of three individual guarantors of the standard unit franchise agreement. Mr. Coppersmith is not involved in the daily operations of Nevada Pizza Company Inc. The Board of Directors has determined that the unit franchise agreement is as favorable as otherwise available from nonaffiliated franchisees.

     On January 23, 1996, the Company loaned Mr. Miller the principal sum of $150,000 pursuant to a promissory note (the "Note"). The Note bears interest at the rate of 7.3% per year payable in arrears on a quarterly basis commencing March 31, 1996. The principal amount of the Note together with any and all accrued interest is due no later than March 31, 1997 unless accelerated upon the occurrence of certain events. The Note is secured by all of Mr. Miller's real and personal property.

     Mr. Spencer owns 50% of the outstanding common stock of a corporation which opened an Uno Pizza Take-Out unit in 1993. Mr. Spencer acquired the stock for a purchase price of $50,000 and guaranteed up to $150,000 of financing for the corporation. The Take-Out unit is not currently charged royalties, because it is being operated as a test concept, and is currently operating below its break-even level. Mr. Spencer also owns 16% of the outstanding common stock of a corporation, which owns two franchised Pizzeria Uno restaurants under the Company's standard unit franchise agreements. Mr. Spencer purchased his interest in this corporation for $100,000.

     James F. Carlin, a Director of the Company, and his adult children control Carlin Insurance Agency, Inc. Carlin Insurance Agency, Inc. provides insurance brokerage services to the Company. It places property and casualty insurance for the Company with various insurance carriers. During the fiscal year ended September 29, 1996, Carlin Insurance Agency, Inc. earned $166,201 in commissions and fees from the Company.

                                 PROPOSAL NO. 2

                    TO ADOPT THE UNO RESTAURANT CORPORATION
                        1997 EMPLOYEE STOCK OPTION PLAN

     In January, 1997, the Board of Directors adopted, subject to stockholder approval, the Company's 1997 Employee Stock Option Plan (the "1997 Plan"). The Company's 1987 Employee Stock Option Plan will expire in March 1997 (the "1987 Plan"). The 1997 Plan is intended to replace the 1987 Plan. The 1997 Plan is intended to provide long-term incentives and rewards to those key employees of the Company and its subsidiaries who are in a position to contribute to the long-term success and growth of the Company and its subsidiaries, to assist the Company in retaining and attracting executives and key employees with requisite experience and ability and to associate more closely the interests of such executives and key employees with those of the Company's stockholders. The following is a summary description of the 1997 Plan and is qualified in its entirety by reference to the full text of the 1997 Plan, which is set forth as Exhibit A to this Proxy Statement. Currently, there are approximately 150 employees eligible to participate in the 1997 Plan.

     1997 Employee Stock Option Plan. Under the 1997 Plan, the Company may grant both incentive stock options ("incentive stock options") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as it may be amended from time to time (the "Code"), and other stock options which are not qualified as incentive stock options ("nonqualified stock options"). Incentive stock options and nonqualified stock options may only be granted to persons who are employees of the Company at the time of grant, which may include officers and directors who are also employees.

     The 1997 Plan is administered by a Stock Option Committee currently consisting of John T. Gerlach and Stephen J. Sweeney. Subject to the terms of the 1997 Plan, the Compensation Committee determines the persons to whom stock options are granted, the number of shares covered by the stock option, the term of any stock option and the time during which any stock option is exercisable.

     Stock options under the 1997 Plan may not be granted after January 21, 2007. No incentive stock option under the 1997 Plan may be exercised subsequent to ten years from the date of grant (five years after the date of grant for incentive stock options granted to holders of more than 10% of the Company's Common Stock).

     No incentive stock option granted pursuant to the 1997 Plan may be exercised more than three months after the option holder ceases to be an employee of the Company, except that the Stock Option Committee may provide that in the event of death or permanent and total disability of the stock option holder, the stock option may be exercised by the holder (or his estate) for a period of up to one year after the date of such death or permanent total disability.

     Nonqualified stock options may be granted at an exercise price greater or lesser than the fair market value of the Common Stock on the date of the grant, in the discretion of the Stock Option Committee, but not less than the par value of the Common Stock. Incentive stock options, however, may not be granted at less than the fair market value of the Common Stock and may be granted to holders of more than 10% of the Common Stock only at an exercise price of at least 110% of the fair market value of the Common Stock on the date of grant. On January 14, 1997, the closing sale price of the Common Stock on the New York Stock Exchange was $6.75. No stock options have been issued under the 1997 Plan.

     The Stock Option Committee may authorize payment of the exercise price of stock options granted under the 1997 Plan in the following forms: (i) cash, (ii) by delivery of shares of Common Stock having a fair market value equal to the purchase price of the shares, (iii) by delivery of any other property (valued at its fair market value on the date of such exercise), (iv) any combination of cash, stock and other property, or (v) by exercise of the stock option on a net issuance basis (a cashless exercise).

     A total of 1,000,000 shares of Common Stock is available for issuance under the 1997 Plan, subject to adjustment for any recapitalization, reclassification, stock split, stock combination, stock dividend or certain other corporate reorganizations. The shares issued may include either authorized but unissued shares of Common Stock or treasury shares. Shares subject to stock option that ceases to be exercisable for any reason will be available for subsequent stock option grants under the 1997 Plan.

     Stock options granted under the 1997 Plan may not be assigned or transferred except by will or the laws of descent and distribution or pursuant to a "qualified domestic relations order" as defined by the Code or Title 1 of ERISA.

     The Board of Directors may amend, suspend or terminate the 1997 Plan; provided, however, that no amendment may be made without stockholder approval if such approval is necessary to comply with any applicable tax requirement, any applicable securities rules or regulations or the rules and regulations of the stock exchange or stock market on which the Company's Common Stock is traded or quoted.

     Federal Income Tax Consequences of the 1997 Plan. The following general discussion of the Federal income tax consequences of stock options granted under the 1997 Plan is based upon the provisions of the Code as in effect on the date that this discussion was prepared, current regulations thereunder, and existing public and private administrative rulings of the Internal Revenue Service. This discussion is not intended to be a complete discussion of all of the Federal income tax consequences of the 1997 Plan or of all of the requirements that must be met in order to qualify for the tax treatment described herein. Changes in the law and regulations may modify the discussion, and in some cases the changes may be retroactive. No information is provided as to state tax laws. The 1997 Plan is not qualified under Section 401 of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

     Incentive Stock Options Under the 1997 Plan. An option holder generally will not recognize taxable income upon either the grant or the exercise of an incentive stock option. However, under certain circumstances, there may be alternative minimum tax or other tax consequences, as discussed below.

     An option holder will recognize taxable income upon the disposition of the shares of Common Stock received upon exercise of an incentive stock option. Any gain recognized upon a disposition that is not a "disqualifying disposition" (as defined below) will be taxable as long-term capital gain.

     A "disqualifying disposition" means any disposition of shares of Common Stock acquired on the exercise of an incentive stock option within two years of the date the stock option was granted or within one year of the date the shares were transferred to the option holder. The use of shares acquired pursuant to the exercise of an incentive stock option to pay the option exercise price under another incentive stock option is treated as a disposition for this purpose. In general, if an option holder makes a disqualifying disposition, an amount equal to the excess of (a) the lesser of (i) the fair market value of the shares on the date of exercise or (ii) the amount actually realized over (b) the option exercise price will be taxable as ordinary income and the balance of the gain recognized, if any, will be taxable as either long-term or short-term capital gain, depending on the option holder's holding period for the shares. In the case of a gift or certain other transfers, the amount of ordinary income taxable to the option holder is not limited to the amount of gain which would be recognized in the case of a sale. Instead, it is equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price.

     Officers and directors generally will be subject to Section 16(b) of the Securities Exchange Act of 1934 ("Section 16(b)") upon their sale of shares of Common Stock and this may affect their tax liability. If such an officer or director makes a disqualifying disposition, the date on which the fair market value of the shares is determined may be postponed. The IRS regulations have not yet been amended to conform with the recently revised rules under Section 16(b). However, it is generally anticipated that the date on which the fair market value of the shares is determined (the "Determination Date") will be the earlier of (i) the date six months after the date the stock option was granted, or (ii) the first day on which the sale of the shares would not subject the individual to liability under Section 16(b). It is possible that the six month period will instead run from the option holder's most recent grant or purchase of Common Stock prior to his or her exercise of the stock option. On the Determination Date, the option holder will generally recognize ordinary taxable income in an amount equal to the excess of the fair market value of the shares of Common Stock at that time over the option exercise price. Despite the general rule, if there is a disqualifying disposition and the Determination Date is after the date of exercise, the option holder may make an election pursuant to Section 83(b) of the Code in which case the option holder will recognize ordinary taxable income at the time the stock option is exercised and not on the later date. In order to be effective, the 83(b) election must be made within 30 days after exercise.

     In general, in the year of exercise of an incentive stock option, an employee must include the excess of the fair market value of the shares issued upon exercise over the exercise price in the calculation of alternative minimum taxable income. The application of the alternative minimum tax rules for an option holder subject to Section 16(b) or who receive shares that are not "substantially vested" are more complex and may depend upon whether the holder makes a Section 83(b) election, as described above.

     The Company will not be entitled to any deduction with respect to the grant or exercise of an incentive stock option provided the option holder does not make a disqualifying disposition. If the option holder does make a disqualifying disposition, the Company will generally be entitled to a deduction for Federal income tax purposes in an amount equal to the taxable income recognized by the option holder, provided the Company reports the income on a timely provided and filed Form W-2 or 1099, whichever is applicable.

     Non-Qualified Stock Options Under the 1997 Plan. The recipient of a non-qualified stock option under the 1997 Plan will not recognize any taxable income at the time the stock option is granted.

     Upon exercise, the option holder will generally recognize ordinary taxable income in an amount equal to the excess of the fair market value of the shares of Common Stock received on the date of exercise over the option exercise price. Upon a subsequent sale of the shares, long-term or short-term capital gain or loss (depending upon the holding period) will generally be recognized equal to the excess of the difference between the amount realized over the fair market value of the shares on the date of exercise.

     The Company will generally be entitled to a compensation deduction for Federal income tax purposes in an amount equal to the taxable income recognized by the option holder, provided the Company reports the income on a timely provided and filed Form W-2 or 1099, whichever is applicable.

     An option holder who pays the option exercise price, in whole or in part, by delivering shares of Common Stock already owned by him or her will recognize no gain or loss for Federal income tax purposes on the shares surrendered, but otherwise will be taxed according to the rules described above. To the extent the shares acquired upon exercise are equal in number to the shares surrendered, the basis of the shares received will be equal to the basis of the shares surrendered. The basis of shares received in excess of the shares surrendered upon exercise will be equal to the fair market value of the shares on the date of exercise, and the holding period for the shares received will commence on that date.

     Required Vote. The affirmative vote of a majority of the holders of the Common Stock present in person or by proxy at the Meeting is required for adoption of Proposal No. 2.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL NO. 2.

                                 OTHER MATTERS

VOTING PROCEDURES

     The votes of stockholders present in person or represented by proxy at the Meeting will be tabulated by an inspector of elections appointed by the Company. The three nominees for director of the Company who receive the greatest number of votes cast by stockholders present in person or represented by proxy at the Meeting and entitled to vote thereon will be elected directors of the Company. The affirmative vote of the holders of a majority of shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote thereon is required to approve the adoption of the Company's 1997 Plan.

     Abstentions will have no effect on the outcome of the vote for the election of directors, but will have the effect of being cast against the proposal to adopt the Company's 1997 Plan even though the stockholder so abstaining intends a different interpretation. Shares of Common Stock held of record by brokers who do not return a signed and dated proxy will not be considered present at the Meeting, will not be counted towards a quorum and will not be voted in the election of directors or on the proposal to adopt the Company's 1997 Plan. Shares of Common Stock held of record by brokers who return a signed and dated proxy but who fail to vote on one of the proposals will count toward the quorum but will count neither for nor against the proposal not voted.

INDEPENDENT AUDITORS

     The Board of Directors has appointed Ernst & Young LLP as the independent auditors to audit the Company's consolidated financial statements for the fiscal year ending September 28, 1997. Such firm and its predecessor have served continuously in that capacity since 1979.

     A representative of Ernst & Young LLP will be at the Meeting and will be given an opportunity to make a statement, if so desired. The representative will be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such Forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for specified fiscal years, the Company believes that all of its executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them during the Company's fiscal year ended September 29, 1996 except as follows:

     The executive officers and directors listed in the table below filed a Form 5 on January 15, 1997, reporting, as indicated in the table, one or more of (i) the allocation of shares of Common Stock as of September 28, 1996 under the Company's Employee Stock Ownership Plan (the "ESOP") to such participant's account, (ii) the grant of stock options under the 1987 Employee Stock Option Plan, and (iii) the grant of stock options under the 1989 Nonqualified Stock Option Plan for Nonemployee Directors.

                                                     ESOP     EMPLOYEE STOCK     DIRECTOR STOCK
                NAME                                 ALLOC     OPTION GRANT       OPTION GRANT
                ----                                 -----    --------------     --------------
    Robert M. Brown.................................  173          6,750
    S. James Coppersmith............................                                  1,156
    Alan M. Fox.....................................  168          6,750
    William A. Gallucci.............................  148          3,000
    Thomas W. Gathers...............................  152          5,250
    John T. Gerlach.................................                                  1,156
    Eugene Lee......................................  172          6,750
    Damon Liever....................................  193          6,750
    Craig S. Miller.................................  149         20,000
    Aaron D. Spencer................................    4
    Stephen J. Sweeney..............................                                  1,156

OTHER PROPOSED ACTION

     The Board of Directors knows of no matters which may come before the Meeting other than the election of directors and the proposal to adopt the Company's 1997 Employee Stock Option Plan. However, if any other matters should properly be presented to the Meeting, the persons named as proxies shall have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

STOCKHOLDER PROPOSALS

     Proposals which stockholders intend to present at the Company's 1998 Annual Meeting of Stockholders and wish to have included in the Company's proxy materials must be received by the Company no later than October 3, 1997.

INCORPORATION BY REFERENCE

     To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled "Compensation Committee Report" and "Performance Graph" shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

ANNUAL REPORT ON FORM 10-K

     COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 29, 1996 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO INVESTOR RELATIONS, UNO RESTAURANT CORPORATION AT 100 CHARLES PARK ROAD, WEST ROXBURY, MASSACHUSETTS 02132.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                                                       EXHIBIT A

                           UNO RESTAURANT CORPORATION

                        1997 EMPLOYEE STOCK OPTION PLAN

SECTION I.  PURPOSE OF THE PLAN.

     The purposes of this Uno Restaurant Corporation 1997 Employee Stock Option Plan (the "1997 Plan") are (i) to provide long-term incentives and rewards to those key employees (the "Employee Participants") of Uno Restaurant Corporation (the "Corporation") and its subsidiaries who are in a position to contribute to the long-term success and growth of the Corporation and its subsidiaries, (ii) to assist the Corporation in retaining and attracting executives and key employees with requisite experience and ability, and (iii) to associate more closely the interests of such executives and key employees with those of the Corporation's stockholders.

SECTION II.  DEFINITIONS.

     "Code" is the Internal Revenue Code of 1986, as it may be amended from time to time.

     "Common Stock" is the $.01 par value common stock of the Corporation.

     "Committee" is defined in Section III, paragraph (a).

     "Corporation" is defined in Section I.

     "Corporation ISOs" are all stock options (including 1997 Plan ISOs) which
(i) are Incentive Stock Options and (ii) are granted under any plans (including this 1997 Plan) of the Corporation, a Parent Corporation and/or a Subsidiary Corporation.

     "Employee Participants" is defined in Section I.

     "Fair Market Value" of any property is the value of the property as reasonably determined by the Committee.

     "Incentive Stock Option" is a stock option which is treated as an incentive stock option under Section 422 of the Code.

     "1997 Plan" is defined in Section I.

     "1997 Plan ISOs" are Stock Options which are Incentive Stock Options.

     "Non-Employee Directors" has the meaning provided in Rule 16b-3(b) under the Securities Exchange Act of 1934, as amended.

     "Non-qualified Option" is a Stock Option which does not qualify as an Incentive Stock Option or for which the Committee provides, in the terms of such option and at the time such option is granted, that the option shall not be treated as an Incentive Stock Option.

     "Parent Corporation" has the meaning provided in Section 424(e) of the Code.

     "Permanent and Total Disability" has the meaning provided in Section 22(e)(3) of the Code.

     "Section 16" means Section 16 of the Securities Exchange Act of 1934, as amended, or any similar or successor statute, and any rules, regulations, or policies adopted or applied thereunder.

     "Stockholder Approval" means the affirmative vote of at least a majority of the shares of Common Stock present and entitled to vote at a duly held meeting of the stockholders of the Corporation, unless a greater vote is required by state law, in which case such greater requirement shall apply. Stockholder approval may be obtained by written consent or other means, to the extent permitted by applicable state law.

     "Stock Options" are rights granted pursuant to this 1997 Plan to purchase shares of Common Stock at a fixed price.

     "Subsidiary Corporation" has the meaning provided in Section 424(f) of the Code.

     "Ten Percent Stockholder" means, with respect to a 1997 Plan ISO, any individual who directly or indirectly owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or any Parent Corporation or any Subsidiary Corporation at the time such 1997 Plan ISO is granted.

SECTION III.  ADMINISTRATION.

     (a) The Committee. This 1997 Plan shall be administered by a compensation committee designated by the Board of Directors of the Corporation, which shall consist solely of two or more Non-Employee Directors designated by the Board of Directors (the administering body is hereafter referred to as the "Committee"). The Committee shall serve at the pleasure of the Board of Directors, which may from time to time, and in its sole discretion, discharge any member, appoint additional new members in substitution for those previously appointed and/or fill vacancies however caused. A majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present shall be deemed the action of the Committee.

     (b) Authority and Discretion of the Committee. Subject to the express provisions of this 1997 Plan and provided that all actions taken shall be consistent with the purposes of this 1997 Plan, and subject to ratification by the Board of Directors only if required by applicable law, the Committee shall have full and complete authority and the sole discretion to: (i) determine those persons who shall constitute key employees eligible to be Employee Participants;
(ii) select the Employee Participants to whom Stock Options shall be granted under this 1997 Plan; (iii) determine the size and the form of the Stock Options, if any, to be granted to any Employee Participant; (iv) determine the time or times such Stock Options shall be granted including the grant of Stock Options in connection with other awards made, or compensation paid, to the Employee Participant; (v) establish the terms and conditions upon which such Stock Options may be exercised, including the exercise of Stock Options in connection with other awards made, or compensation paid, to the Employee Participant; (vi) make or alter any restrictions and conditions upon such Stock Options and the Common Stock received on exercise thereof, including, but not limited to, providing for limitations on the Employee Participant's right to keep any Common Stock received on termination of employment; (vii) determine whether the Employee Participant or the Corporation has achieved any goals or otherwise satisfied any conditions or requirements that may be imposed on or related to the exercise of Stock Options; and (viii) adopt such rules and regulations, establish, define and/or interpret these and any other terms and conditions, and make all determinations (which may be on a case-by-case basis) deemed necessary or desirable for the administration of this 1997 Plan.

     (c) Applicable Law. This 1997 Plan, and all Stock Options shall be governed by the law of the state in which the Corporation is incorporated.

SECTION IV.  TERMS OF STOCK OPTIONS.

     (a) Agreements. Stock Options shall be evidenced by a written agreement between the Corporation and the Employee Participant awarded the Stock Option. This agreement shall be in such form, and contain such terms and conditions (not inconsistent with this 1997 Plan) as the Committee may determine. If the Stock Option described therein is not intended to be an Incentive Stock Option, but otherwise qualifies as an Incentive Stock Option, the agreement shall include the following, or a similar, statement: "This stock option is not intended to be an Incentive Stock Option, as that term is described in Section 422 of the Internal Revenue Code of 1986, as amended."

     (b) Term. Stock Options shall be for such periods as may be determined by the Committee, provided that in the case of 1997 Plan ISOs, the term of any such 1997 Plan ISO shall not extend beyond three months after the time the Employee Participant ceases to be an employee of the Corporation. Notwithstanding the foregoing, the Committee may provide in a 1997 Plan ISO that in the event of the Permanent and Total Disability or death of the Employee Participant, the 1997 Plan ISO may be exercised by the Employee Participant or his estate (if applicable) for a period of up to one year after the date of such Permanent and Total Disability or Death. In no event may a 1997 Plan ISO be exercisable (including provisions, if any, for exercise in installments) subsequent to ten years after the date of grant, or, in the case of 1997 Plan ISOs granted to Ten Percent Stockholders, more than five years after the date of grant.

     (c) Purchase Price. The purchase price of shares purchased pursuant to any Stock Option shall be determined by the Committee, and shall be paid by the Employee Participant or other person permitted to exercise the Stock Option in full upon exercise, (i) in cash, (ii) by delivery of shares of Common Stock (valued at their Fair Market Value on the date of such exercise), (iii) any other property (valued at its Fair Market Value on the date of such exercise),
(iv) any combination of cash, stock and other property, or (v) by exercise of the Stock Option on a net issuance basis (a cashless exercise), with any payment made pursuant to subparagraphs (ii), (iii), (iv) or (v) only as permitted by the Committee, in its sole discretion. In no event will the purchase price of Common Stock be less than the par value of the Common Stock. Furthermore, the purchase price of Common Stock subject to a 1997 Plan ISO shall not be less than the Fair Market Value of the Common Stock on the date of the issuance of the 1997 Plan ISO, provided that in the case of 1997 Plan ISOs granted to Ten Percent Stockholders, the purchase price shall not be less than 110% of the Fair Market Value of the Common Stock on the date of issuance of the 1997 Plan ISO.

     (d) Further Restrictions as to Incentive Stock Options. To the extent that the aggregate Fair Market Value of Common Stock with respect to which Corporation ISOs (determined without regard to this section) are exercisable for the first time by any Employee Participant during any calendar year exceeds $100,000, such Corporation ISOs shall be treated as options which are not Incentive Stock Options. For the purpose of this limitation, options shall be taken into account in the order granted, and the Committee may designate that portion of any Corporation ISO that shall be treated as not an Incentive Stock Option in the event that the provisions of this paragraph apply to a portion of any option, unless otherwise required by the Code or regulations of the Internal Revenue Service. The designation described in the preceding sentence may be made at such time as the Committee considers appropriate, including after the issuance of the option or at the time of its exercise. For the purpose of this section, Fair Market Value shall be determined as of the time the option with respect to such stock is granted.

     (e) Restrictions. Stock Options granted under the 1997 Plan may not be assigned or transferred except by will or the laws of descent and distribution or pursuant to a "qualified domestic relations order" as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended. At the discretion of the Committee, the Common Stock issued pursuant to the Stock Options granted hereunder may be subject to restrictions on vesting or transferability. For the purposes of this limitation, options shall be taken into account in the order granted.

     (f) Withholding of Taxes. Pursuant to applicable federal, state, local or foreign laws, the Corporation may be required to collect income or other taxes upon the grant of a Stock Option to, or exercise of a Stock Option by, a holder. The Corporation may require, as a condition to the exercise of a Stock Option, or demand, at such other time as it may consider appropriate, that the Employee Participant pay the Corporation the amount of any taxes which the Corporation may determine is required to be withheld or collected, and the Employee Participant shall comply with the requirement or demand of the Corporation. In its discretion, the Corporation may withhold shares to be received upon exercise of a Stock Option if it deems this an appropriate method for withholding or collecting taxes.

     (g) Securities Law Compliance. Upon exercise (or partial exercise) of a Stock Option, the Employee Participant or other holder of the Stock Option shall make such representations and furnish such information as may, in the opinion of counsel for the Corporation, be appropriate to permit the Corporation to issue or transfer Common Stock in compliance with the provisions of applicable federal or state securities laws. The Corporation, in its discretion, may postpone the issuance and delivery of Common Stock upon any exercise of Stock Options until completion of such registration or other qualification of such shares under any federal or state laws, or stock exchange listing, as the Corporation may consider appropriate. Furthermore, the Corporation is not obligated to register or qualify the shares of Common Stock to be issued upon exercise of a Stock Option under federal or state securities laws (or to register or qualify them at any time thereafter), and it may refuse to issue such shares if, in its sole discretion, registration or exemption from registration is not practical or available. The Corporation may require that prior to the issuance or transfer of Common Stock upon exercise of a Stock Option, the Employee Participant enter into a written agreement to comply with any restrictions on subsequent disposition that the Corporation deems necessary or advisable under any applicable federal and state securities laws. Certificates for shares of Common Stock issued hereunder may bear a legend reflecting such restrictions.

     (h) Right to Stock Option. No employee of the Corporation or any other person shall have any claim or right to be an Employee Participant in this 1997 Plan or to be granted a Stock Option hereunder. Neither this 1997 Plan nor any action taken hereunder shall be construed as giving any person any right to be retained in the employ of the Corporation. Nothing contained hereunder shall be construed as giving any person any equity or interest of any kind in any assets of the Corporation or creating a trust of any kind or a fiduciary relationship of any kind between the Corporation and any such person. As to any claim for any unpaid amounts under this 1997 Plan, any person having a claim for payments shall be an unsecured creditor.

     (i) Indemnity. Neither the Board of Directors nor the Committee, nor any members of either, nor any employees of the Corporation or any parent, subsidiary, or other affiliate, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with their responsibilities with respect to this 1997 Plan, and the Corporation hereby agrees to indemnify the members of the Board of Directors, the members of the Committee, and the employees of the Corporation and its parent or subsidiaries in respect of any claim, loss, damage, or expense (including reasonable counsel fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law.

     (j) Participation by Foreigners. Without amending this 1997 Plan, except to the extent required by the Code in the case of Incentive Stock Options, the Committee may modify grants made to Employee Participants who are foreign nationals or employed outside the United States so as to recognize differences in local law, tax policy, or custom.

SECTION V.  AMENDMENT AND TERMINATION; ADJUSTMENTS UPON CHANGES IN STOCK.

     The Board of Directors of the Corporation may at any time, and from time to time, amend, suspend or terminate this 1997 Plan or any portion thereof, provided that no amendment shall be made without Stockholder approval if such approval is necessary to comply with any applicable tax requirement, any applicable rules or regulations of the Securities and Exchange Commission, including Rule 16(b)-3 (or any successor rule thereunder), or the rules and regulations of the New York Stock Exchange or any other exchange or stock market on which the Corporation's securities are listed or quoted. Except as provided herein, no amendment, suspension or termination of this 1997 Plan may affect the rights of an Employee Participant to whom a Stock Option has been granted without such Employee Participant's consent. The Committee is specifically authorized to convert, in its discretion, the unexercised portion of any 1997 Plan ISO granted to an Employee Participant to a Non-qualified Option at any time prior to the exercise, in full, of such 1997 Plan ISO. If there shall be any change in the Common Stock or to any Stock Option granted under this 1997 Plan through merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure of the Corporation, appropriate adjustments may be made by the Committee (or if the Corporation is not the surviving corporation in any such transaction, the Board of Directors of the surviving corporation, or its designee) in the aggregate number and kind of shares subject to this 1997 Plan, and the number and kind of shares and the price per share subject to outstanding Stock Options, provided that such adjustment does not affect the qualification of any 1997 Plan ISO as an Incentive Stock Option. In connection with the foregoing, the Committee may issue new Stock Options in exchange for outstanding Stock Options.

SECTION VI.  SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

     The number of shares of Common Stock that may be the subject of awards under this 1997 Plan shall not exceed an aggregate of 1,000,000 shares. Shares to be delivered under this 1997 Plan may be either authorized but unissued shares of Common Stock or treasury shares. Any shares subject to a Stock Option hereunder which for any reason terminates, is canceled or otherwise expires unexercised, and any shares reacquired by the Corporation due to restrictions imposed on the shares, shares returned because payment is made hereunder in Common Stock of equivalent value rather than in cash, and/or shares reacquired from a recipient for any other reason shall, at such time, no longer count towards the aggregate number of shares which have been the subject of Stock Options issued hereunder, and such number of shares shall be subject to further awards under this 1997 Plan, provided, first, that the total number of shares then eligible for award under this 1997 Plan may not exceed the total specified in the first sentence of this Section VI, and second, that the number of shares subject to further awards shall not be increased in any way that would cause this 1997 Plan or any Stock Option to not comply with Section 16, if applicable to the Corporation.

SECTION VII.  EFFECTIVE DATE AND TERM OF THE PLAN.

     Provided there is Stockholder Approval on or before January 21, 1998, the effective date of this 1997 Plan is January 21, 1997 (the "Effective Date") and awards under this 1997 Plan may be made for a period of ten years commencing on the Effective Date. The period during which a Stock Option may be exercised may extend beyond that time as provided herein.

PROXY                    UNO RESTAURANT CORPORATION                     PROXY


The undersigned hereby appoints Craig S. Miller and Robert M. Brown, and each of them, acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the 1997 Annual Meeting of Stockholders of Uno Restaurant Corporation to be held on Wednesday, February 26, 1997, and at any adjournment or adjournments thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of and Proxy Statement for the Meeting in accordance with the following instructions and with discretionary authority upon such other matters as may come before the Meeting. All previous proxies are hereby revoked.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED AND IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AS DIRECTORS AND FOR THE PROPOSAL TO ADOPT THE 1997 EMPLOYEE STOCK OPTION PLAN.



                 Continued, and to be signed, on reverse side
       (Please fill in the reverse side and mail in enclosed envelope)

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES AS DIRECTORS AND FOR THE PROPOSAL TO ADOPT THE 1997 EMPLOYEE STOCK OPTION PLAN.

/ / PLEASE MARK VOTES AS IN THIS EXAMPLE.

1.  Election of Directors:

Nominees:  Aaron D. Spencer, Stephen J. Sweeney and James F. Carlin

/ / FOR ALL NOMINEES (except as marked to the contrary)

/ / WITHHOLD AUTHORITY to vote for all nominees

FOR except vote withheld from the following nominee(s):


________________________________________________________
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY
INDIVIDUAL NOMINEE WRITE THAT NOMINEE'S NAME IN THE
SPACE PROVIDED ABOVE.)

                                                       FOR    AGAINST    ABSTAIN
2.  To adopt the 1997 Employee Stock Option Plan       / /      / /        / /
as described in the accompanying Proxy Statement.


                                                           MARK HERE FOR
                                                           ADDRESS CHANGE

                                                           AND NOTE AT LEFT / /

(Signatures should be the same as the name printed hereon. Executors, administrators, trustees, guardians, attorneys, and officers of corporations should add their titles when signing.)

Signature:__________________________   Date:____________

Signature:__________________________   Date:____________